RICHARD A. CLARKE TO JOIN IDENTIVE BOARD OF DIRECTORS

SANTA ANA, Calif. and ISMANING, Germany, December 22, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the identification, security and RFID industries, today announced that Richard A. Clarke has been appointed to its Board of Directors, effective January 1, 2012.

“Richard Clarke is a true pioneer in crucial areas of cyber security and was amongst the first to call for combining cyber and physical identity management systems. Since the early days of Identive’s predecessor Bluehill ID, Dick has been a supporter of our vision to create a company totally focused on Secure ID. He brings to the Board a truly rare blend of strategic vision and a deep understanding of electronic security threats, how they relate to geopolitical issues and the technologies being exploited. It is an honor for Identive to be the first public operating company for which Richard Clarke has become a director,” said Ayman S. Ashour, Chairman and CEO of Identive.

“I have long been impressed with Identive’s holistic approach to Secure ID, and in particular their focus on convergence of cyber and physical security as well as cloud-based identity management platforms. I am pleased to join the company’s Board of Directors to help guide the next phase of growth,” stated Clarke.

Richard A. Clarke is an internationally-recognized expert on security, including cyber security, homeland security, national security and counterterrorism. Currently he is Chairman of Good Harbor Consulting, a strategic security risk management firm. From 1992 to 2003, Mr. Clarke served three Presidents as a senior White House Advisor, holding the titles of Special Assistant to the President for Global Affairs, National Coordinator for Security and Counterterrorism, and Special Advisor to the President for Cyber Security. Prior to his White House years, Mr. Clarke served for 19 years in the Pentagon, the Intelligence Community, and State Department. He is currently an on-air consultant for ABC News and teaches at Harvard's Kennedy School of Government. Mr. Clarke is the author of numerous best-selling books, including Cyber War: The Next Threat to National Security and What to Do About It. He holds a BA from the University of

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Pennsylvania and a Masters degree from the Massachusetts Institute of Technology.

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV) is focused on building the world’s signature company in Secure ID. The company’s products, software, systems and services address the markets for identity management, physical and logical access control, NFC and a host of RFID-enabled applications for customers in the government, enterprise, consumer, education, healthcare and transportation sectors. Identive’s mission is to build a lasting business of scale and technology based on a combination of strong technology-driven organic growth and disciplined acquisitive expansion. For additional info visit: www.identive-group.com.

Contacts:
Darby Dye	Lennart Streibel
+1 949 553-4251	+49 89 9595 5195
ddye@identive-group.com	lstreibel@identive-group.com